FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
July 25, 2016	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FOURTH QUARTER, FISCAL 2016 RESULTS;
INCREASES QUARTERLY DIVIDEND TO $0.10 PER COMMON SHARE;
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR TUESDAY, JULY 26, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common stockholders for the fourth quarter of fiscal 2016 of $3.7 million, an increase of $167,000, or 4.8%, as compared to the same period of the prior fiscal year. The increase was attributable to increased net interest income and noninterest income, a reduction in provision for income taxes, and the elimination of preferred dividends as a result of the October 2015 preferred share repurchase, partially offset by higher noninterest expenses and higher provision for loan losses. Preliminary net income available to common stockholders was $.49 per fully diluted common share for the fourth quarter of fiscal 2016, an increase of $0.02, or 4.3%, as compared to the same period of the prior fiscal year. For fiscal 2016, preliminary net income available to common stockholders was reported at $14.8 million, an increase of $1.3 million, or 9.6%, as compared to the prior fiscal year. Per fully-diluted common share, preliminary net income available to common stockholders was $1.98 for fiscal 2016, an increase of $0.19, or 10.6%, as compared to the prior fiscal year.

Highlights for the fourth quarter of fiscal 2016:

•
Earnings per common share (diluted) were $.49, up $.02, or 4.3%, as compared to $.47 earned in the same quarter a year ago, and up $.04, or 8.9%, as compared to the $.45 earned in the third quarter of fiscal 2016, the linked quarter.

•
Annualized return on average assets was 1.07%, while annualized return on average common equity was 11.9%, as compared to 1.11% and 12.5%, respectively, in the same quarter a year ago, and 0.99% and 11.0%, respectively, in the third quarter of fiscal 2016, the linked quarter.

•	Net loan growth for fiscal 2016 was $82.3 million, or 7.8%. Deposits were up $65.5 million, or 6.2%.

•	Net interest margin for the fourth quarter of fiscal 2016 was 3.73%, down from the 3.85% reported for the year ago period, and up from 3.72% for the third quarter of fiscal 2016, the linked quarter.

•
Noninterest income (excluding available-for-sale securities gains) was up 7.7% for the fourth quarter of fiscal 2016, compared to the year ago period, and up 18.5% from the third quarter of fiscal 2016, the linked quarter. The improvement in the current period included a non-recurring benefit of approximately $138,000 attributable to the Company’s sale of its interest in a low-income housing tax credit (LIHTC) limited partnership.

•	Noninterest expense was up 3.4% for the fourth quarter of fiscal 2016, compared to the year ago period, and up 0.2% from the third quarter of fiscal 2016, the linked quarter.

•
Nonperforming assets were $9.0 million, or 0.64% of total assets, at June 30, 2016, as compared to $8.3 million, or 0.62% of total assets, at March 31, 2016, and as compared to $8.3 million, or 0.64% of total assets, at June 30, 2015.

Dividend Declared:

As the Company noted in a report on Form 8-k filed July 20, 2016, the Board of Directors, on July 19, 2016, was pleased to increase its quarterly cash dividend on common stock to $0.10, an increase of $0.01, or 11.1%. The Company will pay this quarterly dividend on August 31, 2016, to stockholders of record at the close of business on August 15, 2016, marking the 89th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, July 26, 2016, at 3:30 p.m. central time (4:30 p.m. eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Telephone playback will be available beginning one hour following the conclusion of the call through August 9, 2016. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10090434. Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2016, with total assets of $1.4 billion at June 30, 2016, reflecting an increase of $103.8 million, or 8.0%, as compared to June 30, 2015. Balance sheet growth was funded through deposit growth and Federal Home Loan Bank (FHLB) advances.

Available-for-sale (AFS) securities were $129.2 million at June 30, 2016, a decrease of $369,000, or 0.3%, as compared to June 30, 2015. The decrease was attributable to reductions in government agency bonds, partially offset by increases in municipal bonds, mortgage-backed securities, and other securities. Cash equivalents and time deposits were $23.3 million, an increase of $4.6 million, or 24.3%, as compared to June 30, 2015.

Loans, net of the allowance for loan losses, were $1.1 billion at June 30, 2016, an increase of $82.3 million, or 7.8%, as compared to June 30, 2015. The increase was primarily attributable to growth in commercial real estate, residential, and commercial, and construction loan balances, partially offset by a reduction in consumer loan balances. The increase in residential real estate loans was attributable primarily to multifamily real estate loan originations. The increase in commercial real estate balances was attributable primarily to nonresidential improved properties, as well as agricultural real estate. The increase in commercial loan balances was attributable to drawn balances by agricultural borrowers, partially offset by a reduction in commercial and industrial lending. Loans anticipated to fund in the next 90 days stood at $55.9 million at June 30, 2016, as compared to $59.4 million at March 31, 2016, and $29.7 million at June 30, 2015.

Nonperforming loans were $5.7 million, or 0.50% of gross loans, at June 30, 2016, as compared to $3.8 million, or 0.36% of gross loans, at June 30, 2015. The increase in nonperforming loans was attributed primarily to migration to nonaccrual status of a number of relatively small loan relationships, partially offset by principal reduction or resolution of other loans previously treated as nonaccrual. Nonperforming assets were $9.0 million, or 0.64% of total assets, at June 30, 2016, as compared to $8.3 million, or 0.64% of total assets, at June 30, 2015, reflecting the dollar increase in nonperforming loans, partially offset by a decline in foreclosed real estate balances. Our allowance for loan losses at June 30, 2016, totaled $13.8 million, representing 1.20% of gross loans and 244% of nonperforming loans, as compared to $12.3 million, or 1.15% of gross loans, and 323% of nonperforming loans, at June 30, 2015. For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at June 30, 2016, is adequate, based on that measurement.

Total liabilities were $1.3 billion at June 30, 2016, an increase of $110.5 million, or 9.5%, as compared to June 30, 2015.

Deposits were $1.1 billion at June 30, 2016, an increase of $65.5 million, or 6.2%, as compared to June 30, 2015. The increase was primarily attributable to growth in interest-bearing transaction accounts, noninterest-bearing transaction accounts, and money market deposit accounts, partially offset by declines in statement and passbook savings accounts and certificates of deposit. The average loan-to-deposit ratio for the fourth quarter of fiscal 2016 was 100.2%, as compared to 99.3% for the same period of the prior fiscal year.

FHLB advances were $110.2 million at June 30, 2016, an increase of $45.4 million, or 70.1%, as compared to June 30, 2015. The increase was attributable to the Company’s increase in overnight borrowings due to strong loan demand in the fourth quarter of fiscal 2016, some of which is seasonal, coupled with a slight decrease in deposit balances during the same quarter. Securities sold under agreements to repurchase totaled $27.1 million at June 30, 2016, a decrease of $247,000, or 0.9%, as compared to June 30, 2015. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company’s stockholders’ equity was $126.0 million at June 30, 2016, a decrease of $6.7 million, or 5.0%, as compared to June 30, 2015. The decrease was attributable to the redemption of the Company’s $20.0 million in preferred stock which had been issued in July 2011 under the U.S. Treasury’s Small Business Lending Fund program and payment of dividends on common and preferred stock, partially offset by retention of net income and an increase in accumulated other comprehensive income.

Income Statement Summary:

The Company’s net interest income for the three-month period ended June 30, 2016, was $11.8 million, an increase of $292,000, or 2.5%, as compared to the same period of the prior fiscal year. The increase was attributable to a 6.0% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin, to 3.73% in the current three-month period, as compared to 3.85% in the three-month period ended June 30, 2015.

Accretion of fair value discount on acquired loans and amortization of fair value premiums on assumed time deposits related to the Company’s acquisition of Peoples Service Company and its subsidiary, Peoples Bank of the Ozarks in August 2014 (the “Peoples Acquisition”), decreased to $416,000 for the three-month period ended June 30, 2016, as compared to $444,000 in the same period of the prior fiscal year. This component of net interest income contributed 13 basis points to net interest margin in the three-month period ended June 30, 2016, as compared to a contribution of 14 basis points for the same period of the prior fiscal year, and ten basis points for the three-month period ended March 31, 2016, the linked quarter. The dollar impact of this component of net interest income has generally been declining each sequential quarter as assets from the Peoples Acquisition mature or prepay; however, the increase in the three-month period ended June 30, 2016, was the result of inclusion in the quarter’s results of a larger amount of payments received on loans acquired and recorded at a carrying value less than the principal repaid.

The provision for loan losses for the three-month period ended June 30, 2016, was $817,000, as compared to $659,000 in the same period of the prior fiscal year. As a percentage of average loans outstanding, provision for loan losses in the current three-month period represented a charge of .29% (annualized), while the Company recorded net charge offs during the period of .26% (annualized). During the same period of the prior fiscal year, provision for loan losses as a percentage of average loans outstanding represented a charge of .25% (annualized), while the Company recorded net charge offs of .04% (annualized).

The Company’s noninterest income for the three-month period ended June 30, 2016, was $2.6 million, an increase of $189,000, or 7.9%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to a $138,000 one-time benefit resulting from the sale of the Company’s interest in a LIHTC limited partnership, increased bank card interchange income, gains realized on secondary market loan originations, partially offset by lower loan late charges, loan servicing and other loans fees, and lower deposit account service charges.

Noninterest expense for the three-month period ended June 30, 2016, was $8.3 million, an increase of $269,000, or 3.4%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to higher occupancy expenses, partially offset by reductions in compensation expenses and charges to amortize core deposit and other intangibles. The efficiency ratio for the three-month period ended June 30, 2016, was 57.4%, unchanged from the same period of the prior fiscal year.

The income tax provision for the three-month period ended June 30, 2016, was $1.7 million, a decrease of $65,000, or 3.8%, as compared to the same period of the prior fiscal year, attributable to a decrease in the effective tax rate, from 32.5% to 31.0%, partially offset by an increase in pre-tax income.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized to the extent anticipated or within the anticipated time frames, if at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands, except per share data)	2016	2016	2015	2015	2015

Cash equivalents and time deposits	$23,277	$18,517	$25,794	$20,250	$18,719
Available for sale securities	129,224	128,735	129,085	127,485	129,593
FHLB/FRB membership stock	8,352	5,886	6,238	7,162	6,467
Loans receivable, gross	1,149,244	1,108,452	1,092,599	1,081,899	1,065,443
Allowance for loan losses	13,791	13,693	13,172	12,812	12,297
Loans receivable, net	1,135,453	1,094,759	1,079,427	1,069,087	1,053,146
Bank-owned life insurance	30,071	19,897	19,754	19,836	19,692
Intangible assets	7,851	8,027	8,238	8,470	8,757
Premises and equipment	46,943	46,670	45,505	42,788	39,726
Other assets	22,739	21,981	23,631	24,715	23,964
Total assets	$1,403,910	$1,344,472	$1,337,672	$1,319,793	$1,300,064

Interest-bearing deposits	$988,696	$997,110	$990,103	$935,375	$937,771
Noninterest-bearing deposits	131,997	125,033	127,118	122,341	117,471
Securities sold under agreements to repurchase	27,085	31,575	23,066	24,429	27,332
FHLB advances	110,216	48,647	58,929	82,110	64,794
Other liabilities	5,197	5,131	4,543	4,981	5,395
Subordinated debt	14,753	14,729	14,705	14,682	14,658
Total liabilities	1,277,944	1,222,225	1,218,464	1,183,918	1,167,421

Preferred stock	-	-	-	20,000	20,000
Common stockholders' equity	125,966	122,247	119,208	115,875	112,643
Total stockholders' equity	125,966	122,247	119,208	135,875	132,643

Total liabilities and stockholders' equity	$1,403,910	$1,344,472	$1,337,672	$1,319,793	$1,300,064

Equity to assets ratio	8.97%	9.09%	8.91%	10.30%	10.20%
Common shares outstanding	7,437,616	7,437,616	7,428,416	7,424,666	7,419,666
Less: Restricted common shares not vested	36,800	52,750	53,150	54,800	55,600
Common shares for book value determination	7,400,816	7,384,866	7,375,266	7,369,866	7,364,066

Book value per common share	$17.02	$16.55	$16.16	$15.72	$15.30
Closing market price	23.53	24.02	23.90	20.72	18.85

Nonperforming asset data as of:	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2016	2016	2015	2015	2015

Nonaccrual loans	$5,624	$4,890	$3,803	$4,021	$3,758
Accruing loans 90 days or more past due	36	70	79	50	45
Nonperforming troubled debt restructurings (1)	-	-	-	-	-
Total nonperforming loans	5,660	4,960	3,882	4,071	3,803
Other real estate owned (OREO)	3,305	3,244	3,617	4,392	4,440
Personal property repossessed	61	90	118	109	64
Total nonperforming assets	$9,026	$8,294	$7,617	$8,572	$8,307

Total nonperforming assets to total assets	0.64%	0.62%	0.57%	0.65%	0.64%
Total nonperforming loans to gross loans	0.50%	0.45%	0.36%	0.38%	0.36%
Allowance for loan losses to nonperforming loans	243.66%	276.07%	339.31%	314.71%	323.35%
Allowance for loan losses to gross loans	1.20%	1.24%	1.21%	1.18%	1.15%

Performing troubled debt restructurings	$6,078	$5,871	$5,548	$6,949	$6,548

(1) reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	For the three-month period ended
Quarterly Average Balance Sheet Data:	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2016	2016	2015	2015	2015

Interest-bearing cash equivalents	$8,883	$14,475	$10,352	$9,488	$12,398
Available for sale securities and membership stock	134,823	132,913	135,044	135,706	136,063
Loans receivable, gross	1,126,630	1,088,833	1,080,526	1,063,851	1,050,087
Total interest-earning assets	1,270,336	1,236,221	1,225,922	1,209,045	1,198,548
Other assets	109,506	100,507	96,411	91,437	91,493
Total assets	$1,379,842	$1,336,728	$1,322,333	$1,300,482	$1,290,041

Interest-bearing deposits	$996,760	$995,555	$963,510	$935,089	$933,444
Securities sold under agreements to repurchase	29,305	29,496	24,861	25,885	27,442
FHLB advances	80,155	41,987	70,107	68,844	56,377
Subordinated debt	14,741	14,717	14,694	14,670	14,647
Total interest-bearing liabilities	1,120,961	1,081,755	1,073,172	1,044,488	1,031,910
Noninterest-bearing deposits	127,687	128,284	125,759	120,283	124,436
Other noninterest-bearing liabilities	7,091	5,765	755	1,472	802
Total liabilities	1,255,739	1,215,804	1,199,686	1,166,243	1,157,148

Preferred stock	-	-	3,261	20,000	20,000
Common stockholders' equity	124,103	120,924	119,386	114,239	112,893
Total stockholders' equity	124,103	120,924	122,647	134,239	132,893

Total liabilities and stockholders' equity	$1,379,842	$1,336,728	$1,322,333	$1,300,482	$1,290,041

	For the three-month period ended
Quarterly Summary Income Statement Data:	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands, except per share data)	2016	2016	2015	2015	2015

Interest income:
Cash equivalents	$7	$12	$9	$7	$18
Available for sale securities and membership stock	849	853	864	865	843
Loans receivable	13,405	12,984	13,362	13,098	12,955
Total interest income	14,261	13,849	14,235	13,970	13,816
Interest expense:
Deposits	1,903	1,872	1,847	1,785	1,800
Securities sold under agreements to repurchase	30	32	29	29	32
FHLB advances	341	293	320	317	304
Subordinated debt	149	144	139	135	134
Total interest expense	2,423	2,341	2,335	2,266	2,270
Net interest income	11,838	11,508	11,900	11,704	11,546
Provision for loan losses	817	563	496	618	659
Securities gains	5	-	-	-	-
Other noninterest income	2,582	2,178	2,791	2,202	2,398
Noninterest expense	8,273	8,257	8,168	7,988	8,002
Income taxes	1,653	1,544	1,820	1,665	1,718
Net income	3,682	3,322	4,207	3,635	3,565
Less: effective dividend on preferred shares	-	-	35	50	50
Net income available to common stockholders	$3,682	$3,322	$4,172	$3,585	$3,515

Basic earnings per common share	$0.50	$0.45	$0.56	$0.48	$0.47
Diluted earnings per common share	0.49	0.45	0.56	0.48	0.47
Dividends per common share	0.090	0.090	0.090	0.090	0.085
Average common shares outstanding:
Basic	7,438,000	7,435,000	7,425,000	7,422,000	7,418,000
Diluted	7,468,000	7,464,000	7,460,000	7,454,000	7,524,000

Return on average assets	1.07%	0.99%	1.27%	1.12%	1.11%
Return on average common stockholders' equity	11.9%	11.0%	14.0%	12.6%	12.5%

Net interest margin	3.73%	3.72%	3.88%	3.87%	3.85%
Net interest spread	3.63%	3.61%	3.77%	3.75%	3.73%

Efficiency ratio	57.4%	60.3%	55.6%	57.4%	57.4%